Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
Dated as of September 21, 2006
BY AND AMONG
REGENCY ENERGY PARTNERS LP
AND
KAYNE ANDERSON MLP INVESTMENT COMPANY
LEHMAN BROTHERS MLP PARTNERS, L.P.
GPS INCOME FUND LP
GPS HIGH YIELD EQUITIES FUND LP
GPS INCOME FUND (CAYMAN) LTD
AND
RCH ENERGY MLP FUND, LP

REGISTRATION RIGHTS AGREEMENT
               THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2006, by and among Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and Kayne Anderson MLP Investment Company (“Kayne”), Lehman Brothers MLP Partners, L.P. (“Lehman”), RCH Energy MLP Fund, LP (“RCH”) and GPS Income Fund LP, GPS High Yield Equities Fund LP, and GPS Income Fund (Cayman) Ltd (“GPS”) (each of Kayne, Lehman, RCH and GPS a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Class C Units pursuant to the Class C Unit Purchase Agreement, dated as of September 21, 2006, by and among Regency and the Purchasers (the “Purchase Agreement”);
     WHEREAS, Regency has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and
     WHEREAS, it is a condition to the obligations of each Purchaser and Regency under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I .
DEFINITIONS
     Section 1.01 Definitions.
     Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Effectiveness Period” has the meaning specified therefor in Section 2.01 of this Agreement.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefor in Section 2.01(a) of this Agreement.
     “Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

     “Other Holder” has the meaning specified in Section 2.02(b).
     “Piggyback Registration” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.
     “Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.
     “Registrable Securities” means: (i) the Common Units into which the Class C Units are convertible and (ii) any Common Units issued as Liquidated Damages pursuant to Section 2.01(a)(ii) of this Agreement.
     “Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Selling Holder” means a Holder who is offering Registrable Securities for sale pursuant to a registration statement.
     “Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act) or otherwise.
     “Termination Date” has the meaning specified therefor in Section 3.13 of this Agreement.
     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by Regency or one of its subsidiaries; or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

ARTICLE II .
REGISTRATION RIGHTS
     Section 2.01 (a) Shelf Registration.
               (i) Deadline to go Effective. As soon as practicable following the Closing, but in any event by March 31, 2007, Regency shall prepare and file a Shelf Registration Statement under the Act with respect to all of the Registrable Securities. Regency shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 165 days after March 31, 2007. A Shelf Registration Statement filed pursuant to this Section 2.01 shall be on an appropriate registration form under the Securities Act selected by Regency; provided, however, that, if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Regency in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Regency shall use its commercially reasonable efforts to include such information in the prospectus. Regency will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities have been sold by the Purchaser or (ii) the second anniversary of the date on which the Shelf Registration Statement is declared effective by the Commission (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
               (ii) Failure To Go Effective. If the Shelf Registration Statement required by Section 2.01 is not declared effective within 165 days after March 31, 2007, then each Purchaser shall be entitled to a payment (with respect to each of such Purchaser’s Purchased Class C Units), as liquidated damages and not as a penalty, of 0.25% of the Purchase Price per 30-day period for the first 60 days following the 165th day, increasing by an additional 0.25% of the Purchase Price per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Purchase Price per 30-day period (the “Liquidated Damages”), which shall accrue on a daily basis and be payable within 10 Business Days following the end of such 30-day period. In any event, the aggregate amount of Liquidated Damages paid to the Purchasers pursuant to this Section 2.01(a)(ii) shall not to exceed 10% of the Purchase Price. The Liquidated Damages shall be paid to each Purchaser in cash; provided, however, if Regency certifies that it is unable to pay the Liquidated Damages in cash because such payment would result in a breach under any of Regency’s or Regency’s Subsidiaries’ credit facilities filed as exhibits to Regency’s SEC Documents, then Regency may pay the Liquidated Damages in kind in the form of the issuance of additional Common Units (which shall, for this purpose, be valued at the closing price of Common Units on The Nasdaq Global Market or such other national securities exchange on which such Common Units are then listed on the trading day immediately prior to the issuance thereof). Upon any issuance of Common Units as Liquidated Damages, Regency shall promptly prepare and file an amendment to the Shelf Registration Statement prior to its effectiveness adding such Common Units to such Shelf Registration Statement as additional Registrable Securities.
               (iii) Waiver of Liquidated Damages. If Regency is unable to cause a Shelf Registration Statement to go effective within 165 days after March 31, 2007, as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then Regency may request a waiver of the Liquidated Damages, which may be granted or withheld by the consent of the holders of a majority of the Purchased Class C Units, in their sole discretion. Purchaser’s rights (and any transferee’s rights pursuant to Section 2.10) under this Section 2.01 shall terminate when such Registrable Securities become eligible for resale under Rule 144(k) (or any similar provision then in force under the Securities Act); provided, however, that such termination will not affect Purchaser’s right to receive Liquidated Damages that have accumulated prior to such time.
          (b) Delay Rights. Notwithstanding anything to the contrary contained herein, Regency may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) Regency is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Regency determines in good faith that Regency’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) Regency has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Regency, would materially adversely affect Regency; provided, however, in no event shall the Purchasers be suspended for a period exceeding an aggregate of ninety (90) days (exclusive of days covered by any lock-up agreement executed by a Purchaser in connection with any Underwritten Offering by Regency or a Purchaser) in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Regency shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     Section 2.02 Piggyback Rights.
          (a) Participation. If at any time Regency proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three (3) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, then, Regency shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that, if Regency has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be promptly confirmed by Holder. Holder shall then have (x) in the case of Regency filing a prospectus supplement, one Business Day and (y) in the case of Regency filing a registration statement, other than a shelf registration statement, five Business Days; after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Regency shall determine for any reason not to undertake or to delay such Underwritten Offering, Regency may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Regency of such withdrawal up to and including the time of pricing of such offering. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder holds less than $15 million (based on the Purchase Price of Registrable Securities) of Purchased Class C Units.
          (b) Priority of Piggyback Rights. In connection with an Underwritten Offering under Section 2.02(a), if the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Regency that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Regency can be sold without having any such adverse effect, with such number to be allocated (i) first, to Regency; (ii) second, to Regency’s pre-IPO investors as provided in Article 7.12 of the Partnership’s Amended and Restated Agreement of Limited Partnership dated February 3, 2006, as amended by Amendment No. 1 dated August 15, 2006 and Amendment No. 2 dated September 21, 2006 (the “Partnership Agreement”); (iii) third, to certain members of the previous management of TexStar as provided in the Registration Rights Agreement dated August 15, 2006 and (iv) fourth, pro rata among the Selling Holders who have requested participation in such Underwritten Offering based, for each Selling Holder, on the fraction derived by dividing (x) the number of Common Units proposed to be sold by such Selling Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all

Selling Holders in such Underwritten Offering. As of the date of execution of this Agreement, there are no Persons with rights of registration under the Securities Act relating to Common Units, Subordinated Units or Class B Units of the Partnership other than as described in this Section 2.02(b).
     Section 2.03 Underwritten Offering Initiated by Holders.
          (a) Request for Underwritten Offering. If one or more Selling Holders elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipate aggregate gross proceeds of greater than $15 million from such Underwritten Offering, Regency shall, at the request of such Selling Holders, enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities, including causing appropriate officers of Regency or its Affiliates to participate in a “road show” or similar marketing effort if the Managing Underwriter indicates that such participation would expedite or facilitate the disposition of the Registrable Securities.
          (b) Priority of Underwritten Offering Initiated by Holders. In connection with an Underwritten Offering under Section 2.03(a), if the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Regency that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Regency can be sold without having any such adverse effect, with such number to be allocated (i) first, to Regency; (ii) second, to the Selling Holders requesting the Underwritten Offering under Section 2.03(a); (iii) third, to the other Selling Holders; (iv) fourth, to Regency’s pre-IPO investors as provided in Article 7.12 of the Partnership Agreement; (v) fifth, to certain members of the previous management of TexStar as provided in the Registration Rights Agreement dated August 15, 2006 and (vi) sixth, pro rata among any other holder hereafter granted registration rights by Regency who have requested participation in such Underwritten Offering based, for each such holder, on the fraction derived by dividing (x) the number of Common Units proposed to be sold by such holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all holders in such Underwritten Offering.
          (c) General Procedures. In connection with any Underwritten Offering under this Agreement, Regency shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering under Section 2.01 or Section 2.03 hereof, each Selling Holder and Regency agree to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Regency to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Regency or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Regency and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the time in the penultimate sentence of Section 2.02(a) hereof to be effective. No such withdrawal or abandonment shall affect Regency’s obligation to pay Registration Expenses.
     Section 2.04 Sale Procedures. In connection with its obligations contained in Section 2.01 and Section 2.03, Regency will, as expeditiously as possible:
          (a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
          (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
          (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided, however, that Regency shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (d) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or such other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or such other registration statement or any prospectus or prospectus supplement thereto;
          (e) immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or such other registration statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Regency of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Regency agrees to amend or supplement the prospectus or prospectus supplement as promptly as practicable or to take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
          (f) Upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
          (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Regency, dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Regency’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters may reasonably request;
          (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
          (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Regency personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Regency need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Regency satisfactory to Regency;
          (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Regency are then listed;
          (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Regency to enable the Selling Holders to consummate the disposition of such Registrable Securities;
          (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
          (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from Regency of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Regency that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Regency, such Selling Holder will deliver, or will request the managing underwriter or underwriters, if any, to deliver, to Regency (at Regency’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.05 Cooperation by Holders. Regency shall have no obligation to include in the Shelf Registration Statement or in a Underwritten Offering pursuant to Section 2.02 units of a

Selling Holder that has failed to furnish timely such information that, in the opinion of counsel to Regency, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities that are included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30 calendar day period following completion of a public offering of equity securities by Regency, provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers or directors or any other unitholder of Regency on whom a restriction is imposed in connection with such public offering and provided further that such Selling Holder owns more than $15 million (based on the Purchase Price of Registrable Securities ).
     Section 2.07 Expenses.
          (a) Certain Definitions. “Registration Expenses” means all expenses incident to Regency’s performance under or compliance with this Agreement to effect the registration of Registrable Securities the Shelf Registration Statement pursuant to Section 2.01, an Underwritten Offering pursuant to Section 2.02 or Section 2.03, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The Nasdaq Global Market fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Regency, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.
          (b) Expenses. Regency will pay all reasonable Registration Expenses as determined in good faith, whether or not any sale is made pursuant to the related registration statement. Except as otherwise provided in Section 2.08 hereof, Regency shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder or for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.08 Indemnification.
          (a) By Regency. In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, Regency will indemnify and hold harmless each Selling Holder thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Regency will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Regency, its directors and officers, and each Person, if any, who controls Regency within the meaning of the Securities Act and the Exchange Act to the same extent as the foregoing indemnity from Regency to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or such registration statement, any preliminary prospectus or final prospectus included therein or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
          (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Regency agrees to use its commercially reasonable efforts to:

          (a) Make and keep public information regarding Regency available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
          (b) File with the Commission in a timely manner all reports and other documents required of Regency under the Securities Act and the Exchange Act at all times from and after the date hereof; and
          (c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise not available by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Regency, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Regency to register Registrable Securities granted to the Purchasers by Regency under this Article II may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities, provided, however, that (a) unless such transferee is an Affiliate of such Purchaser, each such transferee or assignee holds Registrable Securities representing at least $15 million (based on the Purchase Price of Registrable Securities) of the Purchased Class C Units, (b) Regency is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Regency shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Regency that would allow such current or future holder to require Regency to include securities in any registration statement filed by Regency on a basis that is superior in any way to the piggyback rights granted to Purchaser hereunder.
ARTICLE III.
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
          (a) if to Purchaser, to the address set forth under that Purchaser’s signature block in accordance with the provisions of this Section 3.01,
          (b) if to a transferee of Purchaser, to such Holder at the address provided pursuant to Section 2.10 above, and
          (c) if to Regency, at 1700 Pacific, Suite 1900, Dallas, Texas 75201, notice of which is given in accordance with the provisions of this Section 3.01.

     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.10 hereof.
     Section 3.04 Aggregation of Purchased Class C Units. All Purchased Class C Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.05 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Regency or any successor or assign of Regency (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.09 Governing Law. The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Regency set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Regency and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 Termination. This Agreement shall terminate and be of no further force or effect immediate following the earliest to occur of: (i) the date as of which all Registrable Securities have ceased to be Registrable Securities in accordance with Section 1.02 or (ii) December 31, 2009 (such date, the “Termination Date”).
     Section 3.14 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ Stephen L. Arata
	Name:	Stephen L. Arata
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to the
Class C Unit Registration Rights Agreement

LEHMAN BROTHERS MLP PARTNERS, L.P. By: Lehman Brothers MLP Associates, L.P., its general partner By: LB I Group Inc., its general partner
By:	/s/ Michael J. Cannon
	Name:	Michael J. Cannon
	Title:	Managing Director

Signature Page to the
Class C Unit Registration Rights Agreement

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Vice President

Signature Page to the
Class C Unit Registration Rights Agreement

RCH ENERGY MLP FUND, LP By: RCH Energy MLP Fund GP, LP, its general partner By: RR Advisors, LLC, its general partner
By:	/s/ Robert Raymond
Robert Raymond, its sole member

Signature Page to the
Class C Unit Registration Rights Agreement

GPS INCOME FUND LP By: GPS Partners LLC, its general partner
By:	/s/ Brett Messing
	Name:	Brett Messing
	Title:	Managing Member

GPS HIGH YIELD EQUITIES FUND LP By: GPS Partners LLC, its general partner
By:	/s/ Brett Messing
	Name:	Brett Messing
	Title:	Managing Member

GPS INCOME FUND (CAYMAN) LTD
By:	/s/ Brett Messing
	Name:	Brett Messing
	Title:	Director

Signature Page to the
Class C Unit Registration Rights Agreement